Exhibit 99.1

First National Corporation Reports First Quarter Financial Results

STRASBURG, Va., April 30, 2024 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.2 million and diluted earnings per common share of $0.51 for the three months ended March 31, 2024.

FIRST QUARTER HIGHLIGHTS

Key highlights of the three months ended March 31, 2024 are as follows. Comparisons are to the three-month period ended December 31, 2023, unless otherwise stated:

●	Return on average assets of 0.90%
●	Return on average equity of 11.07%
●	Deposits increased $25.4 million, or 8% annualized
●	Noninterest-bearing deposits stable at 31% of total deposits
●	Tangible book value per share increased to $18.27
●	Announced agreement to acquire Touchstone Bankshares, Inc.

“We are pleased with the Company’s performance in the first quarter with return on average assets of 0.90%, return on average equity of 11.07%, and tangible book value per share increasing to $18.27 per share from $17.30 from one year ago,” said Scott Harvard, president and chief executive officer of First National. Harvard continued, “Following a disappointing fourth quarter, our team moved the bank forward reestablishing solid financial performance while undertaking a significant expansion opportunity in our recently announced agreement to acquire Touchstone Bankshares. We continue to remain optimistic about the ability of our team to drive value for our customers, our communities, and our shareholders.”

NET INTEREST INCOME

Net interest income increased $41 thousand to $10.9 million for the first quarter of 2024 compared to the fourth quarter of 2023. Total interest income increased by $1.1 million and was partially offset by an increase in total interest expense of $1.0 million.

The $1.1 million increase in total interest income was primarily attributable to a $920 thousand increase in interest income on deposits in other banks and a $229 thousand increase in interest and fees on loans. The increase in interest income on deposits in other banks was attributable to a $73.7 million increase in average balances. The increase in interest and fees on loans was primarily attributable to a 14-basis point increase in the yield on the loan portfolio.

The $1.0 million increase in total interest expense was attributable to a $539 thousand increase in interest expense on deposits and a $482 thousand increase in interest expense on other borrowings. The higher interest expense on deposits was primarily attributable to a 17-basis point increase in the cost of deposits. Interest expense on other borrowings resulted from a $50.0 million borrowing from the Federal Reserve Bank through its Bank Term Funding Program in December 2023. The bank invested the proceeds of the borrowing in interest-bearing deposits in banks, which resulted in an increase in net interest income and a decrease in net interest margin to 3.23% for the first quarter.

NONINTEREST INCOME

Noninterest income totaled $4.0 million for the first quarter of 2024, which was a $978 thousand increase over the prior quarter. Other operating income increased $1.2 million from a recovery on a charged-off loan that was acquired through a business combination in 2021. Service charges on deposits and ATM and check card income decreased, while wealth management income increased during the first quarter.

During the fourth quarter of 2023, the Company recorded a gain on sale of other investment totaling $186 thousand, which was the result of a contingency payment associated with a sale from a prior year.

NONINTEREST EXPENSE

Noninterest expense totaled $9.9 million for the first quarter of 2024, which was an increase of $787 thousand or 9% over the fourth quarter of 2023. The increase was primarily attributable to an $872 thousand or 17% increase in salaries and employee benefits expense, which resulted from lower expense in the prior quarter. There was an adjustment that decreased salaries and employee benefits expense in the fourth quarter as performance-based compensation was reduced to align with Company’s 2023 financial results.

ASSET QUALITY

Overview

Loans that were past due greater than 30 days and still accruing interest as a percentage of total loans decreased to 0.25% on March 31, 2024, compared to 0.31% on December 31, 2023, and 0.20% on March 31, 2023. Nonperforming assets (“NPAs”) as a percentage of total assets increased to 0.55% on March 31, 2024, compared to 0.48% on December 31, 2023, and 0.13% on March 31, 2023. Net charge-offs totaled $362 thousand in the first quarter of 2024, compared to $2.7 million in the fourth quarter of 2023, and $915 thousand in the first quarter of 2023. The allowance for credit losses on loans totaled $12.6 million, or 1.30% of total loans on March 31, 2024, compared to $12.0 million, or 1.24% of total loans on December 31, 2023, and $8.7 million, or 0.95% of total loans on March 31, 2023.

Past Due Loans

Loans past due greater than 30 days and still accruing interest decreased to $2.5 million, or 0.25% of total loans on March 31, 2024, compared to $3.0 million, or 0.31% of total loans on December 31, 2023, and $1.9 million, or 0.20%, of total loans on March 31, 2023. Of the past due loans still accruing interest, $175 thousand was past due 90 days or more on March 31, 2024, compared to $524 thousand on December 31, 2023, and $47 thousand on March 31, 2023. Loans that were past due 90 days or more and still accruing interest were in the renewal process.

Nonperforming Assets

NPAs increased by $1.2 million to $8.0 million on March 31, 2024, compared to $6.8 million on December 31, 2023, and $1.6 million on March 31, 2023, which represented 0.55%, 0.48%, and 0.13% of total assets, respectively. The increase was primarily attributable to an increase in nonaccrual commercial and industrial loans.

Net Charge-offs

Net charge-offs totaled $362 thousand for the first quarter of 2024 compared to $2.7 million for the prior quarter, and $916 thousand for the first quarter of 2023. Net charge-offs included $315 thousand of commercial and industrial loans.

Provision for Credit Losses

The Bank recorded a $1.0 million provision for credit losses in the first quarter of 2024, compared to a $6.0 million provision for credit losses for the fourth quarter of 2023. The first quarter provision was comprised of a $991 thousand provision for credit losses on loans and a $9 thousand provision for credit losses on held-to-maturity securities. There was no provision for credit losses on unfunded commitments. The provision for credit losses for the fourth quarter of 2023 was comprised of a $5.8 million provision for credit loss on loans, a $224 thousand provision for credit losses on unfunded commitments, and a $25 thousand recovery of credit losses on held-to-maturity securities.

Allowance for Credit Losses on Loans

On March 31, 2024, the allowance for credit losses on loans totaled $12.6 million, compared to $12.0 million on December 31, 2023, and $8.7 million on March 31, 2023. The allowance increased in the first quarter of 2024 from a $859 thousand increase in specific reserves on individually evaluated loans, which was partially offset by a $230 thousand decrease in the collectively evaluated component of the allowance.

The following table provides the changes in the allowance for credit losses on loans for the three-month periods ended (dollars in thousands):

	March 31, 2024	December 31, 2023	March 31, 2023
Allowance for credit losses on loans, beginning of period	$11,974	$8,896	$7,446
Adoption of CECL on January 1, 2023	-	-	2,187
	$11,974	$8,896	$9,633
Net (charge-offs) recoveries	(362)	(2,673)	(916)
Provision for credit losses on loans	991	5,751	-
Allowance for credit losses on loans, end of period	$12,603	$11,974	$8,717

The allowance for credit losses on loans as a percentage of total loans totaled 1.30% on March 31, 2024, 1.24% on December 31, 2023, and 0.95% on March 31, 2023.

 Allowance for Credit Losses on Unfunded Commitments

The allowance for credit losses on unfunded commitments totaled $413 thousand on March 31, 2024 and December 31, 2023. There was no provision for credit losses on unfunded commitments for the first quarter of 2024. Provision for credit losses on unfunded commitments totaled $224 thousand for the fourth quarter of 2023. There was no provision for credit losses on unfunded commitments for the first quarter of 2023.

Allowance for Credit Losses on Securities HTM

The allowance for credit losses on securities totaled $116 thousand on March 31, 2024, compared to $107 thousand on December 31, 2023, and $133 thousand on March 31, 2023. The provision for credit losses on securities totaled $9 thousand for the first quarter of 2024, compared to a recovery of credit losses on securities of $24 thousand in the fourth quarter of 2023. There was no provision for credit losses on securities for the first quarter of 2023.

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks, unpledged securities available for sale, at fair value, unpledged securities held-to-maturity, at par, eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program, and available lines of credit totaled $554.8 million on March 31, 2024, $512.7 million on December 31, 2023, and $562.3 million on March 31, 2023.

The Bank maintains liquidity to fund loan growth and to meet potential demand from deposit customers, including potential volatile deposits. The estimated amount of uninsured customer deposits totaled $391.9 million on March 31, 2024, $368.2 million on December 31, 2023, and $407.5 million on March 31, 2023. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $308.6 million on March 31, 2024, $293.7 million on December 31, 2023, and $330.4 million on March 31, 2023.

BALANCE SHEET

Assets totaled $1.4 billion on March 31, 2024, which was a $27.9 million, or 8% (annualized), increase from December 31, 2023, and a $74.9 million, or 5%, increase from March 31, 2023. The increase in total assets from the prior quarter was primarily due to a $54.3 million increase in interest-bearing deposits in banks, which was partially offset by a $22.4 million decrease in securities, held to maturity (“HTM”). Total assets increased from March 31, 2023 primarily due to a $64.4 million increase in interest-bearing deposits in banks and a $55.0 million increase in loans, which were partially offset by a $14.7 million decrease in securities, available for sale (“AFS”), and a $25.5 million decrease in HTM securities.

At March 31, 2024, loans totaled $973.0 million, an increase of $3.5 million or 2% (annualized) from $969.4 million, at December 31, 2023. Quarterly average loans totaled $970.6 million, an increase of $5.4 million or 2% (annualized) from the prior quarter. At March 31, 2024, loans increased $55.0 million or 6% from March 31, 2023, and quarterly average loans increased $54.8 million or 6%.

At March 31, 2024, total investments were $273.5 million, a decrease of $27.6 million from December 31, 2023, and a decrease of $40.2 million from March 31, 2023. AFS securities totaled $147.7 million at March 31, 2024, $152.9 million at December 31, 2023, and $162.4 million at March 31, 2023. At March 31, 2024, total net unrealized losses on the AFS securities portfolio were $22.2 million, an increase of $1.6 million from total net unrealized losses on AFS securities of $20.6 at December 31, 2023. HTM securities are carried at cost and totaled $125.8 million at March 31, 2024, $148.2 million at December 31, 2023, and $151.3 million at March 31, 2023 and had net unrealized losses of $11.9 million at March 31, 2024, an increase of $1.2 million from net unrealized losses on HTM securities of $10.7 at December 31, 2023.

At March 31, 2024, total deposits were $1.3 billion, an increase of $25.4 million or approximately 8% (annualized) from December 31, 2023. Quarterly average deposits at March 31, 2024 increased from the prior quarter by $13.6 million or 4% (annualized). Total deposits at March 31, 2024 increased $17.6 million or 1% from March 31, 2023, and quarterly average deposits at March 31, 2024 increased $23.0 million or 8% from the same period in the prior year. Total deposits increased from the prior quarter due to a $20.5 million increase in interest-bearing deposits and a $4.9 million increase in noninterest-bearing demand deposits.

Other borrowings totaled $50.0 million on March 31, 2024 and December 31, 2023, and were comprised of funds borrowed from the Federal Reserve Bank through their Bank Term Funding Program. There were no other borrowings on March 31, 2023. On March 31, 2024, other borrowings had a fixed interest rate of 4.76% and a maturity date of January 15, 2025. The Bank benefited from the borrowing from a reduction in interest rate risk and an increase in net interest income.

The following table provides capital ratios at the periods ended:

	March 31, 2024	December 31, 2023	March 31, 2023
Total capital ratio (2)	14.45%	14.05%	14.88%
Tier 1 capital ratio (2)	13.20%	12.82%	13.94%
Common equity Tier 1 capital ratio (2)	13.20%	12.82%	13.94%
Leverage ratio (2)	9.19%	9.31%	9.70%
Common equity to total assets (5)	8.14%	8.19%	8.15%
Tangible common equity to tangible assets (5) (6)	7.94%	7.99%	7.94%

At March 31, 2024, the Company’s common equity to total assets ratio and tangible common equity to tangible assets ratio decreased compared to the prior quarter primarily due to the increase in total assets. These ratios were stable compared to the prior year.

During the first quarter of 2024, the Company declared and paid cash dividends of $0.15 per common share, which was consistent with the fourth quarter of 2023 and the first quarter of 2023.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include fully taxable equivalent interest income, the net interest margin, the efficiency ratio, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of tax-exempt net interest income is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Income Statement
Interest income
Interest and fees on loans	$13,484	$13,255	$12,640	$11,886	$11,512
Interest on deposits in banks	1,288	368	338	759	344
Interest on securities
Taxable interest	1,224	1,318	1,323	1,306	1339
Tax-exempt interest	305	303	304	307	306
Dividends	33	30	26	28	27
Total interest income	$16,334	$15,274	$14,631	$14,286	$13,528
Interest expense
Interest on deposits	$4,771	$4,232	$3,810	$3,402	$2,216
Interest on subordinated debt	69	70	69	69	69
Interest on junior subordinated debt	68	68	69	67	67
Interest on other borrowings	576	94	—	3	—
Total interest expense	$5,484	$4,465	$3,948	$3,541	$2,352
Net interest income	$10,850	$10,809	$10,683	$10,745	$11,176
Provision for credit losses	1,000	5,950	100	100	—
Net interest income after provision for credit losses	$9,850	$4,859	$10,583	$10,645	$11,176
Noninterest income
Service charges on deposit accounts	$654	$718	$733	$683	$646
ATM and check card fees	770	825	976	848	800
Wealth management fees	883	784	811	749	776
Fees for other customer services	195	232	122	220	196
Brokered mortgage fees	38	46	38	35	—
Income from bank owned life insurance	151	168	175	135	149
Gain on sale of other investment	—	186	—	—	—
Other operating income	1,356	110	198	214	211
Total noninterest income	$4,047	$3,069	$3,053	$2,884	$2,778
Noninterest expense
Salaries and employee benefits	$5,871	$4,999	$5,505	$5,189	$5,346
Occupancy	535	568	534	524	528
Equipment	591	621	598	571	587
Marketing	195	190	204	248	268
Supplies	116	153	128	147	148
Legal and professional fees	452	443	439	422	343
ATM and check card expense	361	313	440	425	400
FDIC assessment	177	154	161	212	106
Bank franchise tax	262	262	262	262	254
Data processing expense	246	327	266	252	202
Amortization expense	4	4	5	4	5
Other real estate owned (income) expense, net	—	2	15	(219)	3
Net losses on disposal of premises and equipment	49	—	—	—	—
Other operating expense	1,028	1,064	1,227	1,121	1,010
Total noninterest expense	$9,887	$9,100	$9,784	$9,158	$9,200
Income (loss) before income taxes	$4,010	$(1,172)	$3,852	$4,371	$4,754
Income tax expense (benefit)	801	(321)	731	866	905
Net income (loss)	$3,209	$(851)	$3,121	$3,505	$3,849

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Common Share and Per Common Share Data
Earnings (loss) per common share, basic	$0.51	$(0.14)	$0.50	$0.56	$0.61
Weighted average shares, basic	6,269,790	6,261,500	6,256,663	6,269,668	6,273,913
Earnings (loss) per common share, diluted	$0.51	$(0.14)	$0.50	$0.56	$0.61
Weighted average shares, diluted	6,282,534	6,282,815	6,271,351	6,277,161	6,281,116
Shares outstanding at period end	6,277,373	6,263,102	6,260,934	6,250,613	6,280,378
Tangible book value at period end (4)	$18.27	$18.06	$17.38	$17.55	$17.30
Cash dividends	$0.15	$0.15	$0.15	$0.15	$0.15

Key Performance Ratios
Return on average assets	0.90%	(0.25%)	0.91%	1.02%	1.15%
Return on average equity	11.07%	(2.97%)	10.96%	12.56%	14.20%
Net interest margin	3.24%	3.35%	3.35%	3.36%	3.60%
Efficiency ratio (1)	65.65%	66.23%	70.67%	68.37%	65.49%

Average Balances
Average assets	$1,431,612	$1,372,365	$1,355,113	$1,372,781	$1,351,630
Average earning assets	1,361,172	1,290,231	1,275,112	1,290,828	1,267,829
Average shareholders’ equity	116,628	113,614	112,987	111,917	109,924

Asset Quality
Loan charge-offs	$413	$2,765	$143	$110	$976
Loan recoveries	51	92	60	206	60
Net charge-offs (recoveries)	362	2,673	83	(96)	916
Non-accrual loans	8,015	6,763	3,116	677	1,591
Other real estate owned, net	—	—	—	45	184
Nonperforming assets (3)	8,015	6,763	3,116	722	1,775
Loans 30 to 89 days past due, accruing	2,279	2,484	1,395	970	1,816
Loans over 90 days past due, accruing	175	524	370	226	47
Special mention loans	—	—	—	2,754	—
Substandard loans, accruing	485	287	1,683	418	296

Capital Ratios (2)
Total capital	$145,977	$142,333	$146,163	$144,278	$141,501
Tier 1 capital	133,341	129,840	136,947	135,079	132,784
Common equity tier 1 capital	133,341	129,840	136,947	135,079	132,784
Total capital to risk-weighted assets	14.45%	14.05%	14.80%	14.88%	14.88%
Tier 1 capital to risk-weighted assets	13.20%	12.82%	13.86%	13.93%	13.94%
Common equity tier 1 capital to risk-weighted assets	13.20%	12.82%	13.86%	13.93%	13.94%
Leverage ratio	9.19%	9.31%	9.97%	9.72%	9.70%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Balance Sheet
Cash and due from banks	$14,476	$17,194	$17,168	$17,697	$17,950
Interest-bearing deposits in banks	124,232	69,967	32,931	54,379	59,851
Securities available for sale, at fair value	147,675	152,857	148,175	156,745	162,355
Securities held to maturity, at amortized cost (net of allowance for credit losses)	125,825	148,244	149,948	151,677	151,301
Restricted securities, at cost	2,112	2,078	2,077	1,803	1,803
Loans, net of allowance for credit losses	960,371	957,456	943,603	921,336	909,250
Other real estate owned, net	—	—	—	45	185
Premises and equipment, net	21,993	22,142	21,363	21,556	21,637
Accrued interest receivable	4,978	4,655	4,502	4,248	4,389
Bank owned life insurance	24,652	24,902	24,734	24,559	24,424
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	113	117	122	127	131
Other assets	17,738	16,653	18,567	17,022	16,026
Total assets	$1,447,195	$1,419,295	$1,366,220	$1,374,224	$1,372,332

Noninterest-bearing demand deposits	$384,092	$379,208	$403,774	$396,137	$410,019
Savings and interest-bearing demand deposits	677,458	662,169	646,980	670,005	676,875
Time deposits	197,587	192,349	184,419	176,226	154,631
Total deposits	$1,259,137	$1,233,726	$1,235,173	$1,242,368	$1,241,525
Other borrowings	50,000	50,000	—	—	—
Subordinated debt, net	4,998	4,997	4,997	4,996	4,996
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	5,965	5,022	4,792	4,721	4,721
Total liabilities	$1,329,379	$1,303,024	$1,254,241	$1,261,364	$1,260,521

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,847	7,829	7,826	7,813	7,851
Surplus	33,021	32,950	32,840	32,601	32,937
Retained earnings	96,465	94,198	95,988	93,805	91,239
Accumulated other comprehensive (loss), net	(19,517)	(18,706)	(24,675)	(21,359)	(20,216)
Total shareholders’ equity	$117,816	$116,271	$111,979	$112,860	$111,811
Total liabilities and shareholders’ equity	$1,447,195	$1,419,295	$1,366,220	$1,374,224	$1,372,332

Loan Data
Mortgage real estate loans:
Construction and land development	$53,364	$52,680	$50,405	$49,282	$48,610
Secured by farmland	9,079	9,154	7,113	3,563	3,150
Secured by 1-4 family residential	347,014	344,369	340,773	337,601	334,302
Other real estate loans	436,006	438,118	426,065	418,409	412,851
Loans to farmers (except those secured by real estate)	332	455	667	714	739
Commercial and industrial loans (except those secured by real estate)	113,230	112,619	116,463	112,088	110,198
Consumer installment loans	4,808	4,753	4,596	4,505	4,206
Deposit overdrafts	251	222	368	251	179
All other loans	8,890	7,060	6,049	3,781	3,732
Total loans	$972,974	$969,430	$952,499	$930,194	$917,967
Allowance for credit losses	(12,603)	(11,974)	(8,896)	(8,858)	(8,717)
Loans, net	$960,371	$957,456	$943,603	$921,336	$909,250

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$13,484	$13,255	$12,640	$11,886	$11,512
Interest income – investments and other	2,850	2,019	1,991	2,400	2,016
Interest expense – deposits	(4,771)	(4,232)	(3,810)	(3,402)	(2,216)
Interest expense – subordinated debt	(69)	(70)	(69)	(69)	(69)
Interest expense – junior subordinated debt	(68)	(68)	(69)	(67)	(67)
Interest expense – other borrowings	(576)	(94)	—	(3)	—
Total net interest income	$10,850	$10,809	$10,683	$10,745	$11,176
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – municipal securities	$81	$80	$81	$81	$82
Total tax benefit realized on non-taxable interest income	81	80	81	81	82
Total tax-equivalent net interest income	$10,931	$10,889	$10,764	$10,826	$11,258

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains on sales of securities and gains on other investments.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(7) Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.